The American Funds Income Series 333 South Hope Street Los Angeles, CA 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$18,643
Class B	$98
Class C	$407
Class F1	$867
Class F2	$380
Total	$20,395
Class 529-A	$828
Class 529-B	$5
Class 529-C	$53
Class 529-E	$36
Class 529-F1	$64
Class R-1	$16
Class R-2	$214
Class R-3	$597
Class R-4	$797
Class R-5	$1,008
Class R-6	$7,108
Total	$10,726

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0648
Class B	$0.0144
Class C	$0.0114
Class F1	$0.0637
Class F2	$0.0814
Class 529-A	$0.0596
Class 529-B	$0.0084
Class 529-C	$0.0080
Class 529-E	$0.0415
Class 529-F1	$0.0747
Class R-1	$0.0124
Class R-2	$0.0142
Class R-3	$0.0412
Class R-4	$0.0644
Class R-5	$0.0862
Class R-6	$0.0900

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	277,611
Class B	6,119
Class C	34,043
Class F1	13,135
Class F2	4,838
Total	335,746
Class 529-A	13,737
Class 529-B	582
Class 529-C	6,492
Class 529-E	846
Class 529-F1	839
Class R-1	1,217
Class R-2	14,659
Class R-3	14,085
Class R-4	11,655
Class R-5	11,415
Class R-6	92,398
Total	167,925

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.14
Class B	$14.14
Class C	$14.14
Class F1	$14.14
Class F2	$14.14
Class 529-A	$14.14
Class 529-B	$14.14
Class 529-C	$14.14
Class 529-E	$14.14
Class 529-F1	$14.14
Class R-1	$14.14
Class R-2	$14.14
Class R-3	$14.14
Class R-4	$14.14
Class R-5	$14.15
Class R-6	$14.14